Nordson Corporation Reports Record First Quarter Fiscal 2026 Results and Increases Full Year Guidance

First Quarter Highlights:
•Sales were a first quarter record of $669 million, an increase of 9% year-over-year
•Earnings per diluted share were $2.38, up 44% year-over-year
•Adjusted earnings per diluted share were $2.37, a first quarter record and up 15% year-over-year
•Backlog grew approximately 4% year-over-year
•Increasing full year guidance for sales and earnings

WESTLAKE, Ohio--(BUSINESS WIRE)--February 18, 2026--Nordson Corporation (Nasdaq: NDSN) today reported results for the fiscal first quarter ended January 31, 2026. Sales were a first quarter record of $669 million compared to the prior year’s first quarter sales of $615 million. The first quarter 2026 sales included an organic sales increase of 7% and a favorable currency translation impact of 4%, which was slightly offset by the medical contract manufacturing divestiture completed in the fourth quarter of last year.
Net income was $133 million, or $2.38 of earnings per diluted share, compared to prior year’s first quarter net income of $95 million, or $1.65 of earnings per diluted share. First quarter 2026 earnings benefited from a non-cash gain on a minority technology investment recognized during the quarter. Excluding the non-cash gain and acquisition-related amortization, first quarter adjusted earnings per diluted share were a record $2.37, a 15% increase from the prior year adjusted earnings per diluted share of $2.06.
EBITDA was also a first quarter record of $203 million or 30% of sales, an increase of 8% compared to prior year EBITDA of $188 million, or 31% of sales.

Commenting on the Company’s fiscal 2026 first quarter results, Nordson President and Chief Executive Officer Sundaram Nagarajan said, “Our proprietary technology portfolio, close to the customer business model and Ascend strategy have positioned us well to win in our inflecting end markets, particularly in the semiconductor space. We delivered organic growth in all our segments, as well as solid margin and cash flow. This strong first quarter performance has set the stage well for fiscal 2026.”
First Quarter Segment Results
Industrial Precision Solutions sales of $327 million increased 9% from the prior year, inclusive of an organic sales increase of 3% and favorable currency translation of 6%. The organic sales increase was driven by balanced growth across most product lines, with particular strength in Asia Pacific markets. EBITDA in the quarter was $110 million, or 34% of sales, compared to prior year first quarter EBITDA of $113 million.
Medical and Fluid Solutions sales of $193 million were flat compared to the prior year first quarter, inclusive of an organic sales increase of 3% and a favorable currency impact of 1%, which was offset by 4% related to the previously divested medical contract manufacturing business. The organic sales increase was driven by growth in engineered fluid solution product lines. EBITDA in the quarter was $70 million, or 36% of sales, up 9% versus the prior year first quarter EBITDA of $64 million.
Advanced Technology Solutions sales of $149 million increased 23% compared to the prior year first quarter, inclusive of an organic sales increase of 21% and favorable currency translation of 2%. The organic sales increase compared to prior year was driven by ongoing growth in electronics dispense systems and recovering demand for x-ray systems. EBITDA in the quarter was $33 million, or 22% of sales, up 43% from the prior year first quarter EBITDA of $23 million.
Outlook

The Company enters the second quarter with increased backlog, up approximately 4% over the prior year. Order entry momentum was broad-based in the quarter with particular strength in our ATS segment. These trends position the Company to deliver second quarter fiscal 2026 sales in the range of $710 to $740 million. Second quarter adjusted earnings are forecasted to be in the range of $2.70 to $2.90 per diluted share.

Based on the strong start to the year, the second quarter outlook and the current foreign exchange rate environment, the Company is increasing its full year guidance. Sales are now expected to be in the range of $2,860 to $2,980 million and adjusted earnings to be in the range of $11.00 to $11.60 per diluted share.

Reflecting on the full year outlook, Mr. Nagarajan said, “At the start of the year, we indicated that several of our key end markets had begun to inflect, and I am proud of our teams for delivering such a strong first quarter. We have growing confidence in our full year based on strengthening backlog and order entry, which is reflected in our increased annual guidance range. We remain focused on serving our customers and returning value to our shareholders.”
Nordson management will provide additional commentary on these results and outlook during its previously announced webcast on Thursday, February 19, 2026, at 8:30 a.m. eastern time, which can be accessed at https://investors.nordson.com. Information about Nordson’s investor relations and shareholder services is available from Lara Mahoney, vice president, investor relations and corporate communications at (440) 204-9985 or lara.mahoney@nordson.com.
Certain statements contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “could,” “expects,” “anticipates,” “believes,” “projects,” “forecasts,” “outlook,” “guidance,” “continue,” “target,” or the negative of these terms or comparable terminology. These statements reflect management’s current expectations and involve a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, U.S. and international economic and political conditions; financial and market conditions; currency exchange rates and devaluations; possible acquisitions and the Company’s ability to successfully integrate acquisitions; the Company’s ability to successfully divest or dispose of businesses that are deemed not to fit with its strategic plan; the effects of changes in U.S. trade policy and trade agreements, including changes in tariffs by the U.S. or other nations; the effects of changes in tax law; and the possible effects of events beyond our control, such as political unrest, including the conflicts in Europe and the Middle East, acts of terror, natural disasters and pandemics and the other factors discussed in Item 1A (Risk Factors) in the Company’s most recently filed Annual Report on Form 10-K and in its Forms 10-Q filed with the Securities and Exchange Commission, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement in this press release.

Nordson Corporation is an innovative precision technology company that leverages a scalable growth framework through an entrepreneurial, division-led organization to deliver top tier growth with leading margins and returns. The Company’s direct sales model and applications expertise serve global customers through a wide variety of critical applications. Its diverse end market exposure includes consumer non-durable, medical, electronics and industrial end markets. Founded in 1954 and headquartered in Westlake, Ohio, the Company has operations and support offices in over 35 countries. Visit Nordson on the web at www.nordson.com, linkedin/Nordson, or www.facebook.com/nordson.

NORDSON CORPORATION
SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)

	Three Months Ended
	January 31, 2026		January 31, 2025
SALES
Industrial Precision Solutions	$326,861		$300,448
Medical and Fluid Solutions	193,183		193,609
Advanced Technology Solutions	149,417		121,363
Total sales	$669,461		$615,420

EBITDA
Industrial Precision Solutions	$110,311	34%	$112,776	38%
Medical and Fluid Solutions	70,206	36%	64,332	33%
Advanced Technology Solutions	32,600	22%	22,771	19%
Corporate expenses	(10,127)		(11,776)
Total EBITDA (non-GAAP) (1)	$202,990	30%	$188,103	31%

(1) Total company EBITDA is a non-GAAP measure. Refer to the reconciliation of non-GAAP measures – net income to EBITDA.

NORDSON CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars in thousands except for per-share amounts)

	Three Months Ended
	January 31, 2026	January 31, 2025
Sales	$669,461	$615,420
Cost of sales	303,339	279,524
Gross profit	366,122	335,896
Gross margin %	54.7%	54.6%

Selling and administrative expenses	199,717	194,949
Operating profit	166,405	140,947

Interest expense — net	(22,741)	(25,618)
Other income — net	20,837	1,526
Income before income taxes	164,501	116,855

Income taxes	31,119	22,203

Net income	$133,382	$94,652

Weighted-average common shares outstanding:
Basic	55,789	57,129
Diluted	56,127	57,486

Earnings per share:
Basic earnings	$2.39	$1.66
Diluted earnings	$2.38	$1.65

NORDSON CORPORATION
CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)

	January 31, 2026	October 31, 2025
Cash and cash equivalents	$120,392	$108,442
Receivables — net	571,583	587,843
Inventories — net	451,138	444,814
Other current assets	108,558	101,752
Total current assets	1,251,671	1,242,851

Property, plant and equipment - net	521,508	516,914
Goodwill	3,332,244	3,304,685
Other assets	855,499	853,231
	$5,960,922	$5,917,681

Notes payable and debt due within one year	$54,312	$315,000
Accounts payable and accrued liabilities	405,737	443,260
Total current liabilities	460,049	758,260

Long-term debt	1,943,182	1,681,254
Other liabilities	445,585	434,596
Total shareholders' equity	3,112,106	3,043,571
	$5,960,922	$5,917,681

NORDSON CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	Three Months Ended
	January 31, 2026	January 31, 2025
Cash flows from operating activities:
Net income	$133,382	$94,652
Depreciation and amortization	36,585	37,031
Other non-cash items	(11,675)	3,160
Changes in operating assets and liabilities and other	(17,864)	24,279
Net cash provided by operating activities	140,428	159,122

Cash flows from investing activities:
Additions to property, plant and equipment	(17,513)	(21,399)
Other — net	(158)	7,123
Net cash used in investing activities	(17,671)	(14,276)

Cash flows from financing activities:
Issuance (repayment) of long-term debt	2,367	(22,563)
Repayment of finance lease obligations	(1,616)	(1,320)
Dividends paid	(45,786)	(44,602)
Issuance of common shares	18,795	1,001
Purchase of treasury shares	(86,001)	(60,098)
Net cash used in financing activities	(112,241)	(127,582)

Effect of exchange rate change on cash:	1,434	(2,792)
Net change in cash and cash equivalents	11,950	14,472

Cash and cash equivalents:
Beginning of period	108,442	115,952
End of period	$120,392	$130,424

NORDSON CORPORATION
SALES BY GEOGRAPHIC SEGMENT (Unaudited)
(Dollars in thousands)

	Three Months Ended		Sales Variance
	January 31, 2026	January 31, 2025	Organic	Acquisitions / Divestitures	Currency	Total
SALES BY SEGMENT
Industrial Precision Solutions	$326,861	$300,448	3.2%	—%	5.6%	8.8%
Medical and Fluid Solutions	193,183	193,609	2.7%	(4.3)%	1.4%	(0.2)%
Advanced Technology Solutions	149,417	121,363	20.7%	—%	2.4%	23.1%
Total sales	$669,461	$615,420	6.5%	(1.4)%	3.7%	8.8%

SALES BY GEOGRAPHIC REGION
Americas	$261,930	$267,836	(0.4)%	(2.9)%	1.1%	(2.2)%
Europe	182,461	167,762	(0.3)%	(0.2)%	9.3%	8.8%
Asia Pacific	225,070	179,822	23.2%	—%	2.0%	25.2%
Total sales	$669,461	$615,420	6.5%	(1.4)%	3.7%	8.8%

NORDSON CORPORATION
RECONCILIATION OF NON-GAAP MEASURES - NET INCOME TO EBITDA (Unaudited)
(Dollars in thousands)

	Three Months Ended
	January 31, 2026	January 31, 2025
Net income	$133,382	$94,652
Income taxes	31,119	22,203
Interest expense — net	22,741	25,618
Other income — net	(20,837)	(1,526)
Inventory step-up amortization (1)	—	3,135
Severance and other (1)	—	5,961
Acquisition-related costs (1)	—	1,030
Adjusted operating profit	166,405	151,073
Depreciation and amortization	36,585	37,030
EBITDA (non-GAAP) (2)	$202,990	$188,103
(1) Represents non-recurring cost reduction actions as well as fees and non-cash inventory charges associated with acquisitions.
(2) EBITDA is a non-GAAP measure used by management to evaluate the Company's ongoing operations. EBITDA is defined as operating profit plus certain adjustments, such as non-recurring cost reduction actions, fees and non-cash inventory charges associated with acquisitions, plus depreciation and amortization.

NORDSON CORPORATION
RECONCILIATION OF NON-GAAP MEASURES - ADJUSTED NET INCOME AND EARNINGS PER SHARE (Unaudited)
(Dollars in thousands)

	Three Months Ended
	January 31, 2026	January 31, 2025
GAAP AS REPORTED
Net income	$133,382	$94,652
Diluted earnings per share	$2.38	$1.65

Shares outstanding — diluted	56,127	57,486

ADJUSTMENTS
Inventory step-up amortization (1)	$—	$3,135
Acquisition costs (1)	—	1,030
Severance and other (1)	—	5,961
Acquisition amortization of intangibles	19,569	19,311
Non-cash gain on minority investment (2)	(22,238)	—
Total adjustments	$(2,669)	$29,437

Adjustments net of tax	$(632)	$23,844
EPS effect of adjustments	$(0.01)	$0.41

NON-GAAP
Adjusted net income (3)	132,750	$118,496
Adjusted earnings per share (4)	$2.37	$2.06
(1) Represents non-recurring cost reduction actions as well as fees and non-cash inventory charges associated with acquisitions.
(2) Represents non-cash gain on minority investment accounted for at fair value.
(3) Adjusted net income is a non-GAAP measure defined as net income plus tax effected adjustments and other discrete tax items.
(4) Adjusted earnings per share is a non-GAAP measure defined as GAAP EPS adjusted for tax effected adjustments and other discrete tax items.

NORDSON CORPORATION
RECONCILIATION OF NON-GAAP MEASURES - OPERATING CASH FLOW TO FREE CASH FLOW (Unaudited)
(Dollars in thousands)

	Year to Date
	January 31, 2026	January 31, 2025
Net cash provided by operating activities	$140,428	$159,122
Additions to property, plant and equipment	(17,513)	(21,399)
Free cash flow — year to date (1)	$122,915	$137,723

Net income — year to date	$133,382	$94,652
Non-cash gain on minority investment — after-tax	(16,679)	—
Net income excluding non-cash gain on minority investment — year to date (2)	$116,703	$94,652
Free cash flow conversion — year to date (3)	105%	146%
(1) Free cash flow is a non-GAAP measure used by management to evaluate the Company's ongoing operations and is defined as Net cash provided by operating activities minus Additions to property, plant and equipment.
(2) Net income excluding non-cash gain on minority investment is a non-GAAP measure used by management as an input to the calculation of Free cash flow conversion and is defined as Net income excluding non-cash gains/losses on minority investment.
(3) Free cash flow conversion is a non-GAAP measure used by management to evaluate the Company's ongoing operations and is defined as Free cash flow divided by Net income excluding non-cash gain on minority investment.

Management uses certain non-GAAP measures, such as adjusted net income, adjusted EPS and EBITDA, internally to make strategic decisions, forecast future results, and evaluate the Company's current performance. Given management's use of these non-GAAP measures, the Company believes these measures are important to investors in understanding the Company's current and future operating results as seen through the eyes of management. In addition, management believes these non-GAAP measures are useful to investors in enabling them to better assess changes in the Company's core business across different time periods. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures to other companies' non-GAAP financial measures, even if they have similar names. Amounts may not add due to rounding.

Contact
Lara Mahoney
Vice President
Investor Relations & Corporate Communications
440.204.9985
Lara.Mahoney@nordson.com